Exhibit 4.4

AMENDMENT TO ARTICLES OF INCORPORATION

OF

ALICO, INC.

WHEREAS, the Articles of Incorporation of Alico, Inc. (the “Corporation”), were originally filed with and approved by the Secretary of State of Florida on the 1st day of February, 1960;

WHEREAS, said Articles were subsequently restated on February 25, 1972, amended on January 14, 1974, and amended on January 20, 1987;

WHEREAS, it is the intention of the directors and the stockholders of the Corporation that the Articles of Incorporation of the Corporation be amended in accordance with the proposed amendment hereinafter set forth;

WHEREAS, the proposed Amendment to the Articles of Incorporation of the Corporation hereinafter set forth was approved by the directors and the shareholders of the Corporation, pursuant to the provisions of Florida Statutes 607.181; and

WHEREAS, the approval of the Secretary of State of Florida of the proposed amendment hereinafter set forth is hereby requested.

NOW, THEREFORE, the Articles of Incorporation of the Corporation are hereby amended by adding thereto an additional article, to be known as ARTICLE 9; such article is to read as follows:

“ARTICLE 9.	Affiliated Transactions. The corporation expressly elects, pursuant to §607.108(5)(b) of the Florida Statutes, not to be governed by the rules pertaining to affiliated transactions contained in §607.108, Florida Statutes.”

IN WITNESS WHEREOF, this Amendment to Articles of Incorporation is hereby executed on behalf of Alico, Inc. by its President and Secretary this 27th day of December, 1988. Date adopted by the shareholders was December 27, 1988.

ALICO, INC.

By:	/s/ BEN HILL GRIFFIN, III
Ben Hill Griffin, III,
President

By:	/s/ BEATRICE W. BOYLE
Beatrice W. Boyle,
Secretary

STATE OF FLORIDA	)
)
COUNTY OF HENDRY	)

The foregoing instrument was acknowledged before me this 27th day of December, 1988, by BEN HILL GRIFFIN, III and BEATRICE W. BOYLE, President and Secretary, respectively, of ALICO, INC., a Florida corporation, on behalf of the corporation.

/s/ BETTY L. DUNHAM
Notary Public
State of Florida at Large

My Commission Expires:	Notary Public, State of Florida
My commission Expires Oct. 15, 1992
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